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                                                                  EXHIBIT (a)(4)

                               OFFER TO PURCHASE
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                      ADVANCED ENVIRONMENTAL SYSTEMS, INC.
                                       AT
                         $0.0059 NET PER SHARE IN CASH
                                       BY

                             AES ACQUISITION CORP.
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                             PHILIP SERVICES CORP.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON FRIDAY, JANUARY 23, 1998, UNLESS THE OFFER IS EXTENDED.

                                                               December 24, 1997

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     AES Acquisition Corp., a New York corporation (the "Purchaser") and an indirect wholly owned subsidiary of Philip Services Corp. ("Parent"), is making an offer to purchase all outstanding shares of Common Stock, $0.0001 par value (the "Shares"), of Advanced Environmental Systems, Inc., a New York corporation (the "Company"), at a purchase price of $0.0059 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated December 24, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") enclosed herewith. The Offer is being made pursuant to an Agreement and Plan of Merger dated as of December 15, 1997 (the "Merger Agreement"), among Parent, the Purchaser and the Company. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Offer to Purchase.

     Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee. Enclosed herewith are copies of the following documents:

          1. The Offer to Purchase dated December 24, 1997;

          2. The Letter of Transmittal to be used by stockholders of the Company accepting the Offer and tendering Shares pursuant thereto;

          3. A letter that may be sent to your clients for whose account you hold Shares in your name or in the name of your nominee, with space provided for obtaining such client's instructions with regard to the Offer;

          4. The Notice of Guaranteed Delivery to be used to accept the Offer if the certificates evidencing Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase);

          5. The Company's Solicitation/Recommendation Statement on Schedule 14D-9;

          6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7. A return envelope addressed to the Depositary.

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     WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER
AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JANUARY 23, 1998, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS SUBJECT TO THE TERMS AND CONDITIONS CONTAINED IN THE OFFER TO PURCHASE. SEE SECTION 14 OF THE OFFER TO PURCHASE.

     The Company Board has unanimously approved the Offer and the Merger, has determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders, and recommends that stockholders accept the Offer and tender their Shares.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn (in accordance with the procedures set forth in Section 4), promptly after the Expiration Date. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the Share Certificates or timely Book-Entry Confirmation of such Shares, if such procedure is available, into the Depositary's account at the Book-Entry Transfer Facilities pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message and (iii) any other documents required by the Letter of Transmittal.

     Neither the Purchaser nor Parent will pay any fees or commissions to any broker, dealer or other person (other than the Depositary, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. You will be reimbursed upon request for reasonable expenses incurred by you in forwarding the enclosed offering materials to your customers.

     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed material may be obtained from, Corporate Stock Transfer, Inc., the Depositary, at 370 17th Street, Suite 2350, Denver, Colorado 80202 (Tel: 303-595-3300).

                                          Very truly yours,

                                          AES Acquisition Corp.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, PARENT, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE THEREOF OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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